Press Release

Company Contact: Bill Walsh, CFO
Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS
Second quarter revenue up 7.3 percent;
Shift of costs to second half 2005 impacts second quarter results;
Guidance for 2005 year-end unchanged.

NEW YORK, July 21, 2005 – Arbitron Inc. (NYSE: ARB) today announced results for the second quarter ended June 30, 2005.

For the second quarter 2005, the Company reported revenue of $69.8 million, an increase of 7.3 percent over revenue of $65.1 million during the second quarter of 2004. Costs and expenses for the second quarter increased by 4.5 percent, from $53.1 million in 2004 to $55.4 million in 2005. Earnings before interest and income tax expense (EBIT) for the quarter were $18.6 million, an increase of 17.2 percent over EBIT of $15.9 million during the comparable period last year.

Income tax expense for the second quarter declined 45.1 percent, from $ 5.5 million in 2004 to $3.0 million in 2005 due in part to the previously announced reversal of certain tax liabilities for contingencies related to prior periods.

Net income for the second quarter increased by 78.7 percent from $8.6 million in 2004 to $15.4 million in 2005.

Net income per share for the second quarter 2005 increased to $0.48 (diluted), compared with $0.27 (diluted) during the comparable period last year.

For the six months ended June 30, 2005, revenue was $149.0 million, an increase of 5.2 percent over the same period last year. EBIT was $51.3 million, compared to $47.8 million in 2004. Net income for the six months was $35.2 million or $1.11 per share (diluted), compared with $26.7 million or $0.85 per share (diluted) during the comparable period last year.

Commenting on the results for the second quarter, Stephen Morris, president and chief executive officer of Arbitron, said: “We made steady progress on our two key growth initiatives–the Houston market demonstration of the Portable People Meter and the pilot panel for Project Apollo, the national marketing research service which would collect multi-media and purchase information from a common sample of consumers At the same time, we continued to invest in the quality of our core services in order to enhance the value that we provide our customers.”

“Arbitron went to Houston to demonstrate our ability to recruit a PPM panel in an ethnically diverse market, and to show that consumers will participate in a PPM ratings panel. As of June 30, when we completed as planned the recruitment of 2,100 consumers for the Houston PPM demonstration market, key ethnic and racial groups are well represented in the installed panel.”

“We will use the Houston PPM demonstration to maintain our leadership role in the effort to bring electronic measurement to radio. Just yesterday, the Radio Advertising Bureau released a comprehensive study by Forrester Research on the economic effects that the PPM would have on the radio business. The radio industry is now seriously considering how to make the transition from diaries to electronic measures. We believe that no other company has the infrastructure, the experience, and the resolve to see an initiative of this magnitude through in the rapid timeframe that the radio industry is likely to demand.”

“For Project Apollo, Arbitron and VNU are working diligently on the launch of the pilot market research panel that we announced in early May. While Project Apollo costs and expenses for the second quarter were less than we anticipated, we expect that the pilot panel of nearly 15,000 persons will be up and running as planned by the end of the year. We also expect that we will be on target with our planned total-year spending for this venture at that time.”

Company Outlook for 2005

Arbitron is also providing guidance on its earnings outlook for the third quarter 2005 and is reaffirming its guidance for the full year 2005.

For the third quarter 2005, Arbitron expects revenue to increase between 4.5 percent and 6.5 percent compared to the third quarter of last year. Earnings Per Share (diluted) for the third quarter 2005 is expected to be between $0.59 and $0.61 versus $0.77 in the third quarter 2004.

Arbitron’s year end guidance remains unchanged. Arbitron expects year-end 2005 revenue to increase between 5 percent and 7 percent over year-end 2004 revenue. Earnings Before Interest & Taxes (EBIT) for 2005 is expected to be between $97.0 million and $98.9 million. Net Income is expected to be between $62.7 million and $64.0 million in 2005. Earnings Per Share (diluted) for the year ending December 31, 2005 is expected to be between $1.99 and $2.03 based on the Company’s estimate of the average number of diluted shares outstanding in 2005.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. EDT on July 21 to discuss its second quarter results and other relevant matters. To listen to the call, dial the following telephone number: 877-780-2271. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audiences and marketing information. The Company is developing the PPM, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a research and technology organization located in Columbia, Maryland. Arbitron has approximately 1700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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PPMSM is a mark of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry;

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to privacy concerns and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended June 30, 2005 and 2004
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,			%
	2005	2004	Change	Change
Revenue	$69,816	$65,084	$4,732	7.3%
Costs and expenses
Cost of revenue	29,670	29,561	109	0.4%
Selling, general and administrative	17,108	15,500	1,608	10.4%
Research and development	8,658	8,004	654	8.2%
Total costs and expenses	55,436	53,065	2,371	4.5%
Operating income	14,380	12,019	2,361	19.6%
Equity in net income of affiliate	4,234	3,857	377	9.8%
Earnings before interest and income taxes	18,614	15,876	2,738	17.2%
Interest income	819	196	623	317.9%
Interest expense	1,016	1,949	(933)	(47.9%)
Earnings before income taxes	18,417	14,123	4,294	30.4%
Income tax expense	3,022	5,508	(2,486)	(45.1%)
Net income	$15,395	$8,615	$6,780	78.7%
Net income per weighted average common share
Basic	$0.49	$0.28	$0.21	75.0%
Diluted	$0.48	$0.27	$0.21	77.8%
Weighted average shares used in calculations
Basic	31,457	30,977	480	1.5%
Diluted	31,826	31,497	329	1.0%
Other data
EBITDA	$20,002	$17,327	$2,675	15.4%

Arbitron Inc.
Consolidated Statements of Income
Six Months Ended June 30, 2005 and 2004
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,			%
	2005	2004	Change	Change
Revenue	$149,011	$141,669	$7,342	5.2%
Costs and expenses
Cost of revenue	49,888	51,258	(1,370)	(2.7%)
Selling, general and administrative	33,261	30,291	2,970	9.8%
Research and development	16,696	14,867	1,829	12.3%
Total costs and expenses	99,845	96,416	3,429	3.6%
Operating income	49,166	45,253	3,913	8.6%
Equity in net income of affiliate	2,144	2,529	(385)	(15.2%)
Earnings before interest and income taxes	51,310	47,782	3,528	7.4%
Interest income	1,428	398	1,030	258.8%
Interest expense	2,067	4,378	(2,311)	(52.8%)
Earnings before income taxes	50,671	43,802	6,869	15.7%
Income tax expense	15,440	17,083	(1,643)	(9.6%)
Net income	$35,231	$26,719	$8,512	31.9%
Net income per weighted average common share
Basic	$1.13	$0.87	$0.26	29.9%
Diluted	$1.11	$0.85	$0.26	30.6%
Weighted average shares used in calculations
Basic	31,300	30,885	415	1.3%
Diluted	31,678	31,500	178	0.6%
Other data
EBITDA	$54,108	$50,551	$3,557	7.0%

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three and Six Months Ended June 30, 2005 and 2004
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income	$15,395	$8,615	$35,231	$26,719
Income tax expense	3,022	5,508	15,440	17,083
Net interest expense	197	1,753	639	3,980
EBIT	$18,614	$15,876	$51,310	$47,782
Depreciation and amortization	1,388	1,451	2,798	2,769
EBITDA	$20,002	$17,327	$54,108	$50,551

Note: Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income taxes, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
June 30, 2005 and December 31, 2004
(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)

Assets:
Cash and cash equivalents	$136,119	$86,901
Trade receivables	22,877	23,369
Property and equipment, net	21,189	18,536
Goodwill, net	37,773	37,773
Other assets	23,779	29,542
Total assets	$241,737	$196,121

Liabilities and Stockholders’ Equity:
Deferred revenue	$62,596	$59,608
Long-term debt	50,000	50,000
Other liabilities	33,228	41,133
Stockholders’ equity	95,913	45,380
Total liabilities and stockholders’ equity	$241,737	$196,121

Arbitron Inc.
EBIT Guidance Reconciliation
Year Ending December 31, 2005
(In millions)

	Year Ending December 31, 2005 Guidance Range
	Low	High
Earnings before interest and income taxes	$97.0	$98.9
Net interest expense	1.5	1.5
Income tax expense	32.8	33.4
Net income (Guidance)	$62.7	$64.0

Note: EBIT guidance was given in the Arbitron first quarter 2005 earnings conference call because the management of Arbitron believes it is useful to investors to evaluate the Company’s projected results because it excludes certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBIT should not be considered as a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity.